                            July 12, 2016

Calvert VP Natural Resources Portfolio
Calvert Variable Products, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Calvert VP Russell 2000 Small Cap Index Portfolio
Calvert Variable Products, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Re:	Acquisition of Assets of Calvert VP Natural Resources Portfolio
Ladies and Gentlemen:
You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.
Parties to the Transaction
Calvert VP Natural Resources Portfolio (“Target Fund”) is a series of Calvert Variable Products, Inc. (“CVP”), a Maryland corporation.
Calvert VP Russell 2000 Small Cap Index Portfolio (“Acquiring Fund”) is also a series of CVP.
Description of Proposed Transaction
In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the identified liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to the record holders of its shares (the “Target Fund Shareholders”) pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.
Scope of Review and Assumptions
In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between CVP with respect to Acquiring Fund and CVP with respect to Target Fund dated as of July 22, 2016 (the “Reorganization Agreement”) and on a prospectus/proxy

Calvert VP Natural Resources Portfolio
Calvert VP Russell 2000 Small Cap Index Portfolio
July 12, 2016

statement to be dated July 22, 2016 which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. In particular, we assume that approximately 100% of the assets of Target Fund will be disposed of in connection with the Reorganization, and that almost none of the assets of Target Fund would have been permissible holdings of the Acquiring Fund. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement. Each of the Target Fund and Acquiring Fund serve as investment options for variable annuity or variable life insurance policies (collectively, the “Policies”). Capitalized terms used in this opinion, unless otherwise defined herein, shall have the meanings ascribed to them in the prospectus/proxy statement.
Opinions
Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:
1.    The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund will be a taxable sale of all of the assets of the Target Fund for their fair market value.
2.    Assuming each owner’s Policy is treated as a variable annuity for federal income tax purposes, none of the owners of the Policies for which either the Target Fund or the Acquiring Fund serves as an investment option will recognize taxable income, gains or losses for federal income tax purposes upon closing of the Reorganization.
The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8(c) and Section 9(d) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP